UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 1, 2007

CONSOLIDATED NATURAL GAS COMPANY

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-03196	54-1966737
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 TREDEGAR STREET RICHMOND, VIRGINIA	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On June 1, 2007, Dominion Resources, Inc. (“Dominion”), through certain of our wholly-owned subsidiaries, Dominion Exploration & Production, Inc. (“DEPI”), Dominion Oklahoma Texas Exploration & Production, Inc. (“DOTEPI”), LDNG Texas Holdings, LLC (“LDNG”) and DEPI Texas Holdings, LLC (“DEPILLC”), as well as two other Dominion subsidiaries, Dominion Energy, Inc. (“DEI”) and Dominion Reserves, Inc. (“Reserves”), entered into an agreement with L O & G Acquisition Corp., a newly formed subsidiary of Loews Corporation to sell its exploration and production (E&P) operations in the Alabama, Michigan and Permian basins for an aggregate purchase price of approximately $4.025 billion, subject to adjustments for changes in net working capital, interest and other adjustments. The transaction is expected to close in August 2007, subject to customary closing conditions. These operations include approximately 2.1 trillion cubic feet equivalent of our proved natural gas and oil reserves at December 31, 2006. The effective date for the sale is June 30, 2007. A copy of the Agreement is filed herewith as Exhibit 99.1.

Also on June 1, 2007, Dominion, through certain of our wholly-owned subsidiaries, DEPI, DOTEPI, LDNG and DEPILLC, as well as two other Dominion subsidiaries, DEI and Reserves, entered into an agreement with XTO Energy Inc. to sell its E&P operations in the Gulf Coast, Rockies, South Louisiana and San Juan basin of New Mexico for an aggregate purchase price of approximately $2.5 billion, subject to adjustments for changes in net working capital, interest and other adjustments. The transaction is expected to close in August 2007, subject to customary closing conditions. These operations include approximately 856 billion cubic feet equivalent of our proved natural gas and oil reserves at December 31, 2006. The effective date for the sale is June 30, 2007. A copy of the Agreement is filed herewith as Exhibit 99.2.

Dominion has previously announced a transaction to sell substantially all of our offshore E&P operations to Eni Petroleum Co. Inc. for approximately $4.76 billion. Dominion continues to pursue the potential disposition of our remaining U.S. onshore E&P operations, excluding those in the Appalachian Basin. Net cash proceeds from this disposition and any future dispositions will be used to reduce debt and for other corporate purposes, including the payment of dividends to Dominion.

ITEM 2.05	Costs Associated with Exit or Disposal Activities

The June 1 dispositions will result in net initial pre-tax charges of approximately $216 million, which will be reported in second quarter 2007 earnings. These charges primarily reflect the discontinuance of hedge accounting for certain cash flow hedges related to these E&P operations since it became probable that the forecasted sales of gas and oil will not occur. In connection with the discontinuance of hedge accounting for these contracts, we will reclassify approximately $150 million of pre-tax losses from accumulated other comprehensive loss to earnings. We have entered into offsetting positions for a significant portion of these gas and oil derivatives that will minimize the volatility that would have resulted from these contracts being marked to market through earnings. We also expect to pay approximately $129 million in connection with the termination of certain volumetric production payment agreements through which we had sold a fixed-term overriding royalty interest in certain of our natural gas reserves. The termination of these contracts will result in a pre-tax charge of approximately $66 million. We expect that these charges will be more than offset by the gain we ultimately expect to recognize on the dispositions. Dominion is retaining the repurchased fixed-term overriding royalty interests formerly associated with the volumetric production payment agreements.

In addition to these initial charges, we anticipate recording additional charges related to the disposition plan that are not currently estimable. These charges will include cash expenditures for transaction costs, including employee-related, legal and other costs.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1 Alabama/Permian Package Purchase Agreement dated as of June 1, 2007.

99.2 Gulf Coast/Rockies/San Juan Package Purchase Agreement dated as of June 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED NATURAL GAS COMPANY
Registrant

/s/ Patricia A. Wilkerson
Patricia A. Wilkerson
Vice President and Corporate Secretary

Date: June 6, 2007